China America Holdings in Definitive Agreement to Acquire China Ziyang Technology Company, Limited as Wholly Owned Subsidiary

China America Holdings Confirms Fiscal 2010 Financial Outlook and Sees Improving Market Trends Leading to a Significantly Stronger Performance in Fiscal 2011

SHANGHAI, CHINA -- (Market Wire) -- 06/30/2011 -- China America Holdings, Inc. (OTCBB: CAAH) announced today it has entered into a definitive share exchange agreement with  Best Alliance Worldwide Investments Limited (“Best Alliance”) to acquire a 100% equity stake in China Ziyang Technology Company, Limited for a combination of a convertible promissory note and common stock valued at approximately $16 million.  Upon completion of the transaction and assuming full conversion of the note, Best Alliance will own approximately 79.6% of the then issued and outstanding shares of China America Holdings.

Ziyang Technology Company, Limited is a Hong Kong Based holding company with a wholly owned subsidiary, Ziyang Ceramics Company, Limited (“Ziyang Ceramics”), based in Zhucheng City, Shandong Province, China.  Ziyang Ceramics was established on January 26, 2006, with $7.7 million registered capital and had total assets of approximately $26.5 million as of March 31, 2011.  Ziyang Ceramics is engaged in the manufacturing and distribution of porcelain tiles used for interior residential and commercial flooring primarily in Eastern and Central China.  Ziyang Ceramics operates its production and distribution facility on approximately 1.8 million square feet of land that includes facilities covering an area of 775,000 square feet.  Ziyang Ceramics has 492 employees and operates two production lines which produce three main ceramic product types in more than 50 different size and color combinations. The company sells its products through a distribution network of more than 150 distributors across 10 provinces concentrating on major second and third tier cities.

In 2010, on a pro forma basis, Ziyang Ceramics generated revenue of $31.1 million with net income of approximately $7.3 million and experienced top and bottom line growth in excess of 44% compared to 2009. Management expects to grow its internal operations at a rate of at least 20% annually for the foreseeable future.  In addition to expanding its own facilities, management intends to make opportunistic acquisitions to add capacity and expand its product offerings in an effort to become one of the leading manufacturers and suppliers of high quality porcelain tiles in China.

China America Holdings anticipates the filing of a Form 8-K regarding the transaction on July 7, 2011 which will include the audited financial statements of Ziyang Ceramics for the years ended December 31, 2010 and December 31, 2009 as well as the unaudited financial statements for the current three month period ended March 31, 2011.

Mr. Shaoyin Wang, CEO of China America Holdings, commented, "We are extremely pleased to have entered into this agreement to acquire Ziyang Ceramics.  We have conducted substantial due diligence with the assistance of our business, legal and accounting advisors and are confident that this acquisition will enable our company to achieve sustainable long term growth for our shareholders.  The management team at Ziyang Ceramics has demonstrated its ability to achieve consistent profitable growth over the past two years and we believe they have the right plan in a growing industry to accelerate that growth to become a leading player in this industry in China.”

Safe Harbor Statement

China America Holdings, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our ability to secure financing to complete the acquisition of Ziyang Ceramics, our ability to complete acquisitions, expand our business and sustain long term profitable growth, and our expectations regarding growth of the ceramic tile market, revenues, margins, net income and earnings.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission (the “SEC”) filings, including our Form 10-K for the year ended September 30, 2010.

Contact:
China America Holdings, Inc.
Lillian Wong
U.S. Representative
954-363-7333 ext. 317